UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 30, 2008

Gateway Financial Holdings, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	000-33223	56-2264354

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)
1580 Laskin Road, Virginia Beach, Virginia 23451
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (757) 422-4055
Former name or former address, if changed since last report N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation
     On September 30, 2008, the Registrant obtained loans in the aggregate amount of approximately $31.0 million from Hampton Roads Bankshares, Inc. (Nasdaq: HMPR) (“HRB”) and its subsidiaries, the Bank of Hampton Roads and Shore Bank (the “Loans”). The Loans are payable on demand and secured by a first priority lien on all of the issued and outstanding shares of common stock of Gateway Bank, the principal subsidiary of the Registrant. The proceeds from the Loans were used to terminate the Registrant’s credit agreement with JPMorgan Chase Bank, N.A. (“JPMorgan”) dated May 30, 2008 (the “Credit Agreement”). See Item 8.01 below for further details on the Credit Agreement. As was previously announced on September 24, 2008, the Registrant entered into a definitive agreement with HRB, whereby Registrant will be merged with HRB. Origination of the Loans and termination of the Credit Agreement are terms of the definitive agreement with HRB. The merger transaction is subject to shareholder and regulatory approval. The Registrant expects to consummate the merger in the fourth quarter 2008.
Item 2.06. Material Impairments
     On October 1, 2008, the Audit Committee of the Board of Directors of Gateway Financial Holdings, Inc. (the “Registrant”) concluded that the Registrant must record as of September 30, 2008 an other-than-temporary impairment in the amount of $37.4 million on its investments in perpetual preferred securities issued by the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”). This determination was made as a result of the action taken by the United States Treasury Department and the Federal Housing Finance Agency on September 7, 2008, which placed Fannie Mae and Freddie Mac into conservatorship. The Registrant’s preferred investments in Fannie Mae and Freddie Mac are included in securities available for sale at a cost of $20.2 million and $20.2 million, respectively. The Registrant does not hold any common stock or any other equity securities issued by Fannie Mae or Freddie Mac. As of the market close on September 30, 2008, the total market value of the Freddie Mac and Fannie Mae preferred stock was $3.0 million. The other than temporary impairment with respect to the Registrant’s investments in the Freddie Mac and Fannie Mae preferred stock will result in a non-cash charge to earnings. As a result of favorable tax provisions included in the Emergency Economic Stabilization Act of 2008 that converted any loss on the preferred investments from a capital loss to an ordinary loss, the Registrant expects to realize a Federal tax benefit from the loss of approximately $12.7 million. The Registrant further expects to receive favorable state tax benefits. However, the amounts of the state tax benefits have not been determined at this time. The bank expects to maintain its status as “well-capitalized” at September 30, 2008 after recognition of the impairment.
Item 8.01. Other Events
     On September 30, 2008, the Registrant terminated its credit agreement with JPMorgan dated May 30, 2008 in accordance with its terms. The Credit Agreement provided Registrant with: (a) a term loan in the principal amount of Five Hundred Thousand Dollars ($500,000) (the “Term Loan”); (b) a revolving line of credit in the maximum principal amount of Twenty Million Dollars ($20,000,000) (the “Senior Revolving Loan”); and (c) a subordinated debt facility in the aggregate principal amount of Twenty Million Dollars ($20,000,000) (the “Subordinated Debt”). The aggregate amount of approximately $31.0 million paid to JPMorgan represented the principal amount borrowed and outstanding under the Term Loan, Senior Revolving Loan and Subordinated Debt, plus accrued and unpaid interest and other facility fees and expenses, including a 0.50% prepayment penalty on the Subordinated Debt.
About the Company
     The Registrant is the holding company for Gateway Bank & Trust Co., a regional community bank with a total of thirty-seven full-service financial centers — twenty-one in Virginia: Virginia Beach (7), Richmond (6), Chesapeake (3), Emporia (2), Suffolk, Norfolk, and Charlottesville; and sixteen in North Carolina: Chapel Hill, Elizabeth City (3), Edenton, Kitty Hawk (2), Raleigh (3), Moyock, Nags Head, Plymouth, Roper, Wake Forest and Wilmington. The Bank provides insurance through its Gateway Insurance Services, Inc. subsidiary, brokerage services through its Gateway Investment Services, Inc. subsidiary, and mortgage banking services through its Gateway Bank Mortgage, Inc. subsidiary. Visit the Bank’s web site at www.gatewaybankandtrust.com.
     The Common Stock of the Registrant is traded on the Nasdaq Global Select Market under the symbol GBTS.
Forward-Looking Statements
     Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the tax treatment of the loss on certain investments, the financial results, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in legislation or regulation; general economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products, and services. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GATEWAY FINANCIAL HOLDINGS, INC.
Date: October 6, 2008
	By:	/s/ Theodore L. Salter
Theodore L. Salter
Senior Executive Vice President and Chief Financial Officer